UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

ALABAMA POWER COMPANY
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2010
ANNUAL MEETING
& INFORMATION STATEMENT

www.alabamapower.com

ALABAMA POWER COMPANY
Birmingham, Alabama

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on April 23, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of the Shareholders of Alabama Power Company will be held at The Grand Hotel Marriott Resort, One Grand Boulevard, Point Clear, Alabama 36564 on April 23, 2010 at 8:00 a.m., Central Time, to elect 14 members of the Board of Directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2010 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Alabama Power Company Corporate Secretary at (205) 257-1000 or send an e-mail to apcocorpsec@southernco.com.

The Information Statement and the 2009 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT AND 2009 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2010.

This Information Statement and the 2009 Annual Report are also available to you at http://www.alabamapower.com/financial/.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

William E.  Zales, Jr.
Vice President, Corporate Secretary, and Assistant Treasurer

Birmingham, Alabama
March 26, 2010

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Alabama Power Company (Company) in connection with the 2010 Annual Meeting of Shareholders and any adjournment or postponement thereof.  The meeting will be held on April 23, 2010 at 8:00 a.m., Central Time, at The Grand Hotel Marriott Resort, One Grand Boulevard, Point Clear, Alabama 36564.  This Information Statement is initially being provided to shareholders on or about March 26, 2010.  The Information Statement and the 2009 Annual Report are also available to you at http://www.alabamapower.com/financial/.

At the meeting, the shareholders will vote to elect 14 members to the Board of Directors and will transact any other business that may properly come before the meeting.  We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record of the Company’s common stock, preferred stock, and Class A preferred stock on the record date of March 9, 2010 are entitled to notice of and to vote at the meeting.   On that date, there were 30,537,500 common shares outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company).  There were also 475,115 shares of preferred stock and 12,000,000 shares of Class A preferred stock outstanding on that date.  The shares of the Company’s preference stock are not entitled to vote in the election of Directors.

With respect to the election of Directors, all of the outstanding shares of preferred stock and Class A preferred stock are entitled to vote as a single class with the Company’s common stock.  Each common share counts as one vote.  Each share of the 4.20% Series, the 4.52% Series, the 4.60% Series, the 4.64% Series, the 4.72% Series, and the 4.92% Series of outstanding preferred stock, with par value of $100 per share, counts as two-fifths vote and each share of the 5.20% Series, the 5.30% Series, and the 5.83% Series of outstanding Class A preferred stock, with stated capital of $25 per share, counts as one-tenth vote.  The Company’s Articles of Incorporation provide for cumulative voting rights for the common shares, preferred shares, and Class A preferred shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner.  In order to be considered for inclusion for the 2011 Annual Meeting, shareholder proposals must be received by the Company no later than January 24, 2011.

NOMINEES FOR ELECTION AS DIRECTORS

ITEM NO. 1 – ELECTION OF DIRECTORS

A Board of 14 Directors is to be elected at the annual meeting, each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor Board.  If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience.  The background, experiences and strengths of each nominee contributes to the diversity of the Company’s Board.  The ages of the Directors shown below are as of December 31, 2009.

Charles D. McCrary – Director since 2001
Mr. McCrary, 58, is President, Chief Executive Officer, and Director of the Company and Executive Vice President of Southern Company.  He is a Director of Regions Financial Corporation where he serves as a member of the Audit Committee and has been determined to be an audit committee financial expert.  Mr. McCrary is also a Director of Protective Life Corporation, where he serves on the Corporate Governance and Nominating Committee and the Finance and Investment Committee.  He also serves on the Board of privately-held Mercedes-Benz U.S. International, Inc.  Mr. McCrary is the Chairman of the Economic Development Partnership of Alabama and serves on the Boards of the Business Council of Alabama and the Alabama Power Foundation and as a Trustee on the Boards of Children’s Hospital of Alabama and Auburn University in addition to numerous other civic, community, and industry-related organizations. Given the depth of his knowledge and experience running a regulated company and his other experience, Mr. McCrary is well qualified to be a member the Board.

Whit Armstrong – Director since 1982
Mr. Armstrong, 62, is President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama, and President, Chief Executive Officer, and Chairman of Enterprise Capital Corporation, Inc.  He is a Director and a member of the Audit and Compensation Committees of Enstar Group Inc., and a member of the Board of Directors of the Applied Research Center of Alabama.  Mr. Armstrong is Chairman of the Industrial Development Board of the City of Enterprise, former Chairman of the Ethics Commission of the State of Alabama, and a former member of the Alabama State Banking Board.  He also has served or serves as a member of the Boards of Troy State University Foundation, Enterprise State Community College Foundation, E.L. Gibson Foundation, and other civic and community organizations.  Mr. Armstrong’s background and long experience as a senior executive of a financial institution including extensive exposure to complex financial issues, and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company’s Board.

Ralph D. Cook – Director since 2008
Justice Cook, 65, is an attorney with the Hare, Wynn, Newell and Newton, LLP law firm in Birmingham, Alabama. He has been with the firm since February 2001.  Previously, Justice Cook served for 24 years as a District Judge, Circuit Judge, and an Associate Justice on the Alabama Supreme Court.  He is a member of the National Bar Association, Alabama State Bar, California State Bar, Birmingham and Bessemer Bar Associations, a fellow in the American College of Trial Lawyers, and an elected member of the American Law Institute.  He has served as President of both the Alabama Lawyers Association and the Alabama Association for Justice.  Justice Cook served as Dean and Professor of Miles Law School, Birmingham, Alabama, and also taught at San Jose State University and Cabrillo College in California.  He also has served or serves on the Board of Directors of the Birmingham Civil Rights Institute, the Community Foundation of Greater Birmingham, the Greater Birmingham Salvation Army, the Alabama Civil Justice Foundation, St. Vincent’s Foundation, and other civic and community organizations.  Justice Cook’s background and long experience as a lawyer, judge, and leader in civic, educational, and not-for-profit organizations, along with his seasoned legal judgment, are valuable to the Company’s Board.

David J. Cooper, Sr.  – Director since 1998
Mr. Cooper, 64, is the Vice Chairman of Cooper/T. Smith Corporation, Mobile, Alabama, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States.  Mr. Cooper served on the Board of Directors of SouthTrust Bank (now Wells Fargo) and serves on the Board of Regions Financial Corporation and is a current member of the Corporate Governance Committee of the Regions Board.  Mr. Cooper also serves on the Boards of Transbay Container Terminal, Husky Terminal and Stevedoring Company, Inc.,  Crescent Towing and Salvage Company, and CSC Assurance.  Mr. Cooper is also on the Boards of the Economic Development Partnership of Alabama, the Alabama State Port Authority and is a Director of the American Automobile Association.  Mr. Cooper is past Chairman of the Mobile Infirmary Medical Center, the International Business Advisory Board, and the UMS-Wright Preparatory School Board of Trustees.  He also is a member of the Japan America Society of Alabama Board of Directors and the Board of Advisors for the Mobile Area Chamber of Commerce.  Mr. Cooper’s background and long experience as a senior executive of a large corporation, his extensive exposure to complex financial issues at large companies, and his leadership in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

John D. Johns – Director since 2004
Mr. Johns, 57, is Chairman, President, and Chief Executive Officer of Protective Life Corporation (a holding company whose subsidiaries provide insurance and other financial services), Birmingham, Alabama.  He is a Director of Protective Life Corporation and Genuine Parts Company.  He previously served on the Boards of John H. Harland Company and Alabama National BanCorporation.  Mr. Johns is also on the Boards of the Economic Development Partnership of Alabama and the Business Council of Alabama.  He a member of The University of Alabama President’s Cabinet, serves on the Board of Advisors of the Center for Ethics and Social responsibility at the University of Alabama, and is a Trustee of Birmingham-Southern College and Altamont School. He is also on the Boards of the Birmingham Civil Rights Institute, Leadership Alabama, and other civic and community organizations.  Mr. John’s background and long experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, and his leadership in other business, economic development, civic, educational, and not-for-profit organizations and his seasoned business judgment, are valuable to the Company’s Board.

Patricia M. King – Director since 1997
Ms. King, 64, is President and Chief Executive Officer of Sunny King Automotive Group (automobile dealerships) Anniston, Alabama.  Ms. King is a founding member and Director of Noble Bank and Trust, and serves on the Boards of Directors of Stringfellow Memorial Hospital and the Business Council of Alabama.  Ms. King also serves as a Director on the Boards of the Knox Concert Series and the Public Education Foundation of Anniston and is a member of the Jacksonville State University College of Commerce and Business Administration Business Advisory Board and other community and civic-related organizations.   Ms. King’s background and long experience as a business owner and as a leader in other business, civic, educational, and not-for-profit organizations, along with her long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

James K. Lowder – Director since 1997
Mr. Lowder, 60, is Chairman of the Board of The Colonial Company and its subsidiaries (real estate development and sales), Montgomery, Alabama.  He serves on the Board of Trustees of Colonial Properties Trust, a real estate investment trust, in Birmingham, Alabama.  He is a current member of the Home Builders Association of Alabama and the Greater Montgomery Home Builders Association.  Mr. Lowder is the Chairman of the Alabama Shakespeare Festival, a past Board member of Leadership Montgomery, past President of the Board of the Montgomery YMCA, and past Chairman of the Montgomery Area United Way Campaign.  Mr. Lowder’s background and long experience as a senior executive and as a leader in other business, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board.

Malcolm Portera – Director since 2003
Dr. Portera, 63, is Chancellor of The University of Alabama System, which is the State of Alabama’s largest higher education enterprise.  Dr. Portera currently serves on the Board of Directors of Protective Life Corporation, Birmingham, Alabama where he has served on the Corporate Governance, Finance and Investment Committees.  He also served as a Director of Regions Financial Corporation, Birmingham, Alabama.  Dr. Portera was formerly the President of Mississippi State University.  Prior to that, Dr. Portera held a number of increasingly important positions with the University of Alabama System and launched a successful business development and strategic planning company.  He also serves in leadership roles for the Birmingham Business Alliance, the Riley Foundation, Southern Research Institute, the University of Alabama at Birmingham Health System, the West Alabama Chamber of Commerce, the Bryant-Jordan Scholarship Foundation, Operation New Birmingham, the University of Alabama at Birmingham Research Foundation, and the University of Alabama at Huntsville Foundation.  He is the former Chair of the Council of Presidents of the Southeastern Universities Research Association and Vice Chair of the Alabama Research Alliance.  Dr. Portera’s background and long experience in academia and as a leader in other business, civic, educational, and not-for-profit organizations and seasoned business judgment, are valuable to the Company’s Board of Directors.

Robert D. Powers – Director since 1992
Mr. Powers, 59, is President of The Eufaula Agency, Inc. (insurance brokerage and real estate).  He maintains professional designations in insurance and finance.  He is a principal and active in a number of business ventures in Eufaula, Alabama.  Currently, Mr. Powers serves as a member of the Eufaula City Council and has served on numerous city commissions and Boards.  Mr. Powers is on the Board of Directors of the Business Council of Alabama, the Economic Development Partnership of Alabama Foundation, and the Alabama Industry Competitiveness Foundation.  He also serves on the Boards of  the United Way of Barbour County, Eufaula/Barbour County Chamber of Commerce, and the Clearing House/Family Service Center of Barbour County.  He has served in leadership roles in numerous civic, government, business and charitable organizations, including service in the U. S. Army (active and reserve).  Mr. Powers’ background and long experience as a business owner and as a leader in other business, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board of Directors.

David M. Ratcliffe – Director since 2004
Mr. Ratcliffe, 61, has served as Chairman of the Board, President, and Chief Executive Officer of Southern Company since July 2004.  He previously served as President of Southern Company from April 2004 until July 2004; Executive Vice President of Southern Company from May 1999 until April 2004; Chairman and Chief Executive Officer of Georgia Power Company from January 2004 to April 2004 and President and Chief Executive Officer of Georgia Power Company from May 1999 to January 2004.  Mr. Ratcliffe has been an employee with the  Southern Company system for more than 39 years and understands the electric utility business, the regulatory structure, and other industry-specific matters that affect the Company.  He is a Director of CSX Corporation, where he serves on the Executive, and Operations and Public Affairs Committees and as Chair of the Finance Committee.  He is also a Director of Georgia Power Company, Southern Power Company and a number of other Southern Company system companies.  Mr. Ratcliffe is well qualified to be a member the Board.

C. Dowd Ritter – Director since 1997
Mr. Ritter, 62, is currently Chairman and Chief Executive Officer of Regions Financial Corporation and Regions Bank.  He will retire as Chief Executive Officer and as a member of Regions’ Board of Directors effective March 31, 2010.  He has been Chief Executive Officer of Regions since its merger with AmSouth Bancorporation and Chairman of the Board since 2008.  He served as Chairman of the Board, President, and Chief Executive Officer of AmSouth Bancorporation from 1996 until it merged with Regions.  He became a member of the AmSouth Board of Directors in 1993.  Mr. Ritter serves on the Board of Directors of Protective Life Corporation and is Chair of its Compensation Committee and on the Board of Directors of McWane, Inc in Birmingham Alabama. He also serves as a member of the Board of Directors of the Business Council of Alabama and the Economic Development Partnership of Alabama, and is Chairman of the Birmingham Business Alliance.  He is Chairman of the Board of Trustees of Birmingham-Southern College and serves as a member of the University of Alabama at Birmingham President’s Advisory Council and the Board of Visitors for the University of Alabama’s College of Commerce and Business Administration.  Mr. Ritter also serves on the Boards of Trustees of the Birmingham Museum of Art, Leadership Birmingham, and other civic and community organizations.  Mr. Ritter’s experience as a senior executive of  large financial institutions, extensive exposure to complex financial issues at large public companies, and his experience leading other business, economic development, civic, not-for-profit, and educational organizations are valuable the Company’s Board of Directors.

James H.  Sanford – Director since 1983
Mr. Sanford, 65, is Chairperson of HOME Place Farms, Inc. (agriculture, computer services, and real estate investments), a General Partner for HOME Place Capital and Home Place Partners, Owensboro Towne Center, LLC, Warm Springs, LLC, and a Director of Quickfarm.Com.  He also serves as President of Autauga County Quality Cotton Association and Chairperson of The Legends Park Improvement District both of Prattville, Alabama.  He has served as a Director and Chairman of the Board of the Federal Reserve Bank of Atlanta, Birmingham Branch and a member of the Commodity Futures Trading Commission Agricultural Advisory Committee. Mr. Sanford also serves as Chairperson of the Autauga Cotton Commission and Director of the Autauga County Farmers Federation, a Director of the Business Council of Alabama and the Economic Development Partnership of Alabama (EDPA) and Chairman of the EDPA Foundation, Inc.  Mr. Sanford has also served as Chairperson of the Prattville Area Chamber of Commerce Economic Development Committee.  Currently, Mr. Sanford is Chairperson of the Auburn Research and Technology Foundation and Executive Committee Co-Chairperson of the Auburn University Research Advisory Board.  He served as a member of the Auburn University College of Veterinary Medicine Large Animal Advisory Council and the Auburn University Montgomery School of Business Advisory Committee.  Mr. Sanford has served in leadership roles on numerous civic, community, educational Boards, foundations, committees, and councils.  Mr. Sanford’s background and long experience as a business owner and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and seasoned business judgment, are valuable to the Company’s Board of Directors.

John C. Webb, IV – Director since 1977
Mr. Webb, 67, is President of Webb Lumber Company, Inc. (wholesale lumber and wood products sales), Demopolis, Alabama.  Mr. Webb is President and Director of J.F. Suttle Co., Inc.  He was elected to the Demopolis City Council and served as Mayor pro-tempore 1976-1977, was a member of the Demopolis Utilities Board, and served as Chairman of the Demopolis Industrial Development Board and member for 27 years.  Mr. Webb served as Chairman and member of the Bryan W. Whitfield Memorial Hospital Board of Trustees.  He has served as President, Vice President, Treasurer, and Secretary of the Demopolis Rotary Club and as Demopolis Chamber of Commerce Board Chairman.  Mr. Webb is also active in his community having served on various committees and groups such as Demopolis Civilian Task Force (an urban renewal group), Demopolis Arts Council, and St. Leo’s Parish Council President.  Mr. Webb’s background and long experience as a business owner and as a leader in other business, economic development, civic, educational, and not-for-profit organizations, along with his long-standing knowledge of the Company and his seasoned business judgment, are valuable to the Company’s Board of Directors.

James W.  Wright – Director since 2000
Mr. Wright, 66, is Chairman of First Tuskegee Bank, Montgomery, Alabama.  He is also Chairman and Chief Executive Officer of Birthright Incorporated (bank holding company), Tuskegee, Alabama. Mr. Wright has served as a Director of the Business Council of Alabama and Progress PAC of Alabama.  He has also served on the Boards of the Tuskegee Area Chamber of Commerce, the Tuskegee Area YMCA, and the Montgomery Metro YMCA.  Mr. Wright’s background and long experience as a senior executive of a large financial institution and extensive exposure to complex financial issues at large public companies and as a leader in other business, civic, educational, and not-for-profit organizations and his seasoned business judgment, are valuable to the Company’s Board of Directors.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors.  The shareholders entitled to vote in the election of Directors have the right to cumulate their votes.  Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees.  A shareholder will not be entitled to vote cumulatively at the Company’s 2010 Annual Meeting unless such shareholder gives the Company notice of his interest to cumulate his vote not less than 48 hours before the time set for the meeting.  If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors which has been set at a total not to exceed 25 members.  The current nominees for election as Directors consist of 14 members — 12 non-employee Directors and Mr. McCrary, the President and Chief Executive Officer of the Company, and Mr. Ratcliffe, the Chairman of the Board, President, and Chief Executive Officer of Southern Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE).  Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance.  The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders.  In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors.  The pay components are:

Annual cash retainer:

¾	$25,000 for Directors serving as chair of a Board committee; $22,000 for other Directors

Annual stock retainer:

¾	520 shares of Southern Company common stock in quarterly grants of 130 shares

Meeting fees:

¾	$1,800 for participation in a meeting of the Board

¾	$1,200 for participation in a meeting of a committee of the Board and for any other Board of Director business-related meeting at which the Director participates as a representative of the Board.

DIRECTOR DEFERRED COMPENSATION PLAN

All or a portion of a Director’s cash retainer fee may be payable in Southern Company common stock.   At the election of the Director, all or a portion of the Director’s compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Directors of Alabama Power Company (Director Deferred Compensation Plan) until membership on the Board is terminated.   Deferred compensation may be invested as follows, at the Director’s election:

•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in shares of Southern Company common stock upon leaving the Board
•	in Southern Company common stock units which earn dividends as if invested in Southern Company common stock and are distributed in cash upon leaving the Board
•	at prime interest which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 15 annual or 60 quarterly distributions after leaving the Board.  The Company has established a grantor trust that primarily holds Southern Company common stock that funds the Southern Company common stock units that are distributed in shares of Southern Company common stock.  Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee Directors during 2009, including amounts deferred in the Director Deferred Compensation Plan.   Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($) (3)	Total ($)

Whit Armstrong	40,600	16,912	0	0	57,512
Ralph D. Cook	34,000	16,912	0	0	50,912
David J. Cooper, Sr.	29,200	16,912	0	0	46,112
John D. Johns	29,200	16,912	0	0	46,112
Patricia M. King	32,800	16,912	0	0	49,712
James K. Lowder	34,000	16,912	0	0	50,912
Malcolm Portera	32,800	16,912	0	0	49,712
Robert D. Powers	44,200	16,912	0	207	61,319
C. Dowd Ritter	29,200	16,912	0	0	46,112
James H. Sanford	32,800	16,912	0	0	49,712
John C. Webb, IV	38,200	16,912	0	0	55,112
James W. Wright	29,200	16,912	0	0	46,112

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Consists of reimbursement for taxes on imputed income associated with gifts, activities, and travel provided to attendees at Company-sponsored events.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is beneficial to the Company because Mr. McCrary is the Director most familiar with the Company’s business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent Directors and management have different perspectives and roles in strategy development.  The Chief Executive Officer brings company-specific experience and expertise, while the Company’s independent Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each scheduled Board of Directors meeting.  The chairman of the Controls and Compliance Committee presides over such executive sessions.  Information on how to communicate with the chairman of the Controls and Compliance Committee or the non-employee Directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Webb, Chairman; Mr. Armstrong, Justice Cook, and Mr. Lowder
•	Met four times in 2009
•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company’s system of internal control, compliance, ethics, and employee concerns programs and activities.  Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices.  The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee.  The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes.  The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors, and the independent registered public accounting firm.   Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations.  Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com).   The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Armstrong, Chairman; Mr. Sanford, and Dr. Portera
•	Met three times in 2009
•	Oversees the administration of the Directors compensation arrangements and reviews employee compensation

The Company’s Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers.  It also administers executive compensation plans and reviews management succession plans.  The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2009, Southern Company Compensation and Management Succession Committee directly retained Towers Perrin as its outside compensation consultant. The Southern Company Compensation and Management Succession Committee informed Towers Perrin in writing that the Southern Company Compensation and Management Succession Committee expected Towers Perrin to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee’s requirements.  The Southern Company Compensation and Management Succession Committee also expected Towers Perrin to recommend changes to the executive and related corporate governance trends.

During 2009, Towers Perrin assisted the Southern Company Compensation and Management Succession Committee with comprehensive market data and its implications for pay at the Company and various other governance, design, and compliance matters.

In 2009, Towers Perrin also performed services for Southern Company’s Human Resources organization.  The services provided by Towers Perrin and the fees paid for those services are listed below.

Engagement by Southern Company Compensation and Management Succession Committee (executive compensation consulting)	$582,876
Health and Welfare Plan Projects	$560,959
Development of communications for compensation program changes	$118,544

The Southern Company Compensation and Management Succession Committee does not believe that its consultant’s independence was compromised by the additional services provided by the firm.  However, beginning in 2010, all such services must be approved in advance by the chair of the Southern Company Compensation and Management Succession Committee, as provided in such Committee’s Charter as amended effective February 15, 2010.

Executive Committee:

•	Members are Mr. McCrary, Chairman; Mr. Cooper, Mr. Johns, and Mr. Ritter
•	Did not meet in 2009
•	Acts in place of full Board on matters that require Board action between scheduled meetings of the Board to the extent permitted by law and within certain limits set by the Board.

Nuclear Committee:

•	Members are Mr. Powers, Chairman; Ms. King, and Mr. Wright
•	Met three times in 2009
•	Reviews nuclear activities
•	Chairman serves on the Southern Nuclear Operating Company, Inc. Nuclear Oversight Committee as a representative of the Board for which he receives meeting fees from the Company.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company.  All significant risks identified on the Company’s risk profile are reviewed with the full Board at least annually.  In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues.  The Controls and Compliance Committee of the Board as part of its review of management’s risk assessment receives a risk report at least twice each year on the Company’s risk profile.  This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met four times in 2009.  Average Director attendance at all Board and committee meetings was 98 percent.  With the exception of Mr. Wright who attended 71% of the applicable meetings, no other nominee attended less than 75 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee.  The full Board, with input from the Company’s president and chief executive officer, identifies Director nominees.  The Board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect Director nominees.  Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees.  Southern Company’s president and chief executive officer is on the Company’s Board and may propose on behalf of Southern Company potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s Board of Directors, the chairman of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291 or by sending an email to apcocorpsec@southernco.com.  The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the chairman of the Controls and Compliance Committee.  The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS MEETING

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by Directors.  The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting.  Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary.  One of the Company’s Directors attended the Company’s 2009 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company’s financial reporting process on behalf of the Board of Directors of Southern Company. The Company’s management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management’s report on the Company’s internal control over financial reporting in the 2009 Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.  At the 2010 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

William G. Smith, Jr., Chair
Jon A. Boscia
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) — the Company’s principal independent registered public accounting firm for 2008 and 2009.

	2008 2009
	(in thousands)
Audit Fees(1)	$2,442	$2,183
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$2,442	$2,183

(1)	Includes services performed in connection with financing transactions.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche.  This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve.  The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter.  In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.  The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement.  The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm.  These services include bookkeeping or other services related to the preparation of accounting records of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines is impermissible.  In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2010 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting, the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Alabama Power Company, 600 North 18th Street, Birmingham, Alabama 35291, that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche.  In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee will mean the Southern Company Compensation and Management Succession Committee.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

GUIDING PRINCIPLES AND POLICIES

Southern Company, through a single executive compensation program for all officers of its subsidiaries, drives and rewards both Southern Company financial performance and individual business unit performance.

This executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals, must foster and encourage alignment of executive interests with the interests of our stockholders and our customers, and must not encourage excessive risk-taking.  The program generally is designed to motivate all employees, including executives, to achieve operational excellence and financial goals while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance.  The program is performance-based in several respects:

•
Southern Company’s actual earnings per share (EPS) and the Company’s business unit performance, which includes return on equity (ROE), compared to target performance levels established early in the year, determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Southern Company common stock (Common Stock) price changes result in higher or lower ultimate values of stock options.
•	Southern Company’s dividend payout and total shareholder return compared to those of its industry peers lead to higher or lower payouts under the Performance Dividend Program (performance dividends).
The pay-for-performance principles apply not only to the named executive officers, but to thousands of Company employees.  The Performance Pay Program covers almost all of the Company’s approximately 6,800 employees.  Stock options and performance dividends cover over 1,200 of the Company’s employees.  These programs engage our people in our business, which ultimately is good not only for them, but for the Company’s customers and Southern Company’s stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program is composed of several components, each of which plays a different role.  The chart below discusses the intended role of each material pay component, what it rewards, and why we use it.  Following the chart is additional information that describes how we made 2009 pay decisions.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element
Base Salary

Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.

One-time lump sum payments are made in lieu of promotional salary increases in certain circumstances.
Market practice. Provides a threshold level of cash compensation for job performance.
Annual Performance-Based Compensation: Performance Pay Program	The Performance Pay Program rewards achievement of operational, EPS, and business unit financial goals.	Market practice. Focuses attention on achievement of short-term goals that ultimately work to fulfill our mission to customers and lead to increased stockholder value in the long term.
Long-Term Performance-Based Compensation: Stock Options	Stock options reward price increases in Common Stock over the market price on the date of grant, over a 10-year term.	Market practice. Performance-based compensation. Aligns executives’ interests with those of Southern Company’s stockholders.
Long-Term Performance-Based Compensation: Performance Dividends

Performance dividends provide cash compensation based on the number of stock options held at year end, Southern Company’s declared dividends during the year, and Southern Company’s four-year total shareholder return versus industry peers.

Market practice.

Performance-based compensation.

Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.

Aligns executives’ interests with Southern Company’s stockholders’ interests since payouts are dependent on the returns realized by Southern Company’s stockholders versus those of our industry peers.

Southern Excellence Awards	An employee may receive discretionary cash or non-cash awards based on extraordinary performance. Awards are not tied to pre-established goals.	Provides a means of rewarding, on a current basis, extraordinary performance.

Pay Element	Intended Role and What the Element Rewards	Why We Use the Element
Retirement Benefits

The Southern Company Deferred Compensation Plan provides the opportunity to defer to future years up to 50% of base salary and all or a part of annual performance-based compensation in either a prime interest rate or Common Stock account.

Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (Pension Plan).

The Supplemental Benefit Plan counts pay, including deferred salary, ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules.

The Supplemental Executive Retirement Plan counts annual performance-based pay above 15% of base salary for pension purposes.

Additional years of service agreements provide enhanced retirement benefits as if a participant had worked additional years at the Company.

Permitting compensation deferral is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.

The purpose of these supplemental plans is to eliminate the effect of tax limitations on the payment of retirement benefits.

Represents an important component of competitive market-based compensation in Southern Company’s peer group and generally.

Perquisites and Other Personal Benefits

Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows them to focus on the Company’s operations.

Home security systems lower the risk of harm to executives.

Club memberships are provided primarily for business use.

Limited personal use of corporate-owned aircraft associated with business travel.
Perquisites benefit both the Company and executives, at low cost to the Company.
Post-Termination Pay
Change-in-control plans provide severance pay, accelerated vesting, and payment of short- and long-term performance-based compensation upon a change in control of the Company or Southern Company coupled with involuntary termination not for cause or a voluntary termination for “Good Reason.”

Market practice.

Providing protections to senior executives upon a change in control minimizes disruption during a pending or anticipated change in control.

Payment and vesting occur only upon the occurrence of both an actual change in control and loss of the executive’s position.

MARKET DATA

For the named executive officers, the Compensation Committee reviews compensation data from large, publicly-owned electric and gas utilities.  The data was developed and analyzed by Towers Perrin, the compensation consultant retained by the Compensation Committee.  The companies included each year in the primary peer group are those whose data is available through the consultant’s database.  Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

AGL Resources Inc.	El Paso Corporation	PG&E Corporation
Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corporation
Alliant Energy Corporation	EPCO	PPL Corporation
Ameren Corporation	Exelon Corporation	Progress Energy, Inc.
American Electric Power Company, Inc.	FirstEnergy Corp.	Public Service Enterprise Group Inc.
Atmos Energy Corporation	FPL Group, Inc.	Puget Energy, Inc.
Calpine Corporation	Integrys Energy Company, Inc.	Reliant Energy, Inc.
CenterPoint Energy, Inc	MDU Resources, Inc.	Salt River Project
CMS Energy Corporation	Mirant Corporation	SCANA Corporation
Consolidated Edison, Inc.	New York Power Authority	Sempra Energy
Constellation Energy Group, Inc.	Nicor, Inc.	Southern Union Company
CPS Energy	Northeast Utilities	Spectra Energy
DCP Midstream	NRG Energy, Inc.	TECO Energy
Dominion Resources Inc.	NSTAR	Tennessee Valley Authority
Duke Energy Corporation	NV Energy, Inc.	The Williams Companies, Inc.
Dynegy Inc.	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	Pepco Holdings, Inc.	Xcel Energy Inc.

Southern Company is one of the largest U.S. utility companies based on revenues and market capitalization, and its largest business units, including the Company, are some of the largest in the industry as well.  For that reason, the consultant size-adjusts the survey market data in order to fit it to the scope of our business.

In using this market data, market is defined as the size-adjusted 50th percentile of the data, with a focus on pay opportunities at target performance (rather than actual plan payouts).  Market data for chief executive officer positions and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers are reviewed.  Based on that data, a total target compensation opportunity is established for each named executive officer.  Total target compensation opportunity is the sum of base salary, annual performance-based compensation at the target performance level, and stock option awards with associated performance dividends at a target value.  Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels.  As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company’s and Southern Company’s performance for the year or period.

We did not target a specified weight for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2009 compensation amounts.  Total target compensation opportunities for senior management as a group are managed to be at the median of the market for companies of our size and in our industry.  The total target compensation opportunity established in 2009 for each named executive officer is shown below.

Name	Salary ($)	Annual Performance-Based Compensation ($)	Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
C. D. McCrary	662,242	496,681	1,185,412	2,344,335
A. P. Beattie	289,068	144,534	202,348	635,950
M. A. Crosswhite	298,114	149,057	208,680	655,851
S. R. Spencer	379,187	208,553	322,309	910,049
J. L. Stewart	354,792	195,135	301,573	851,500

For purposes of comparing the value of our compensation program to the market data, stock options are valued at 5.7%, and performance dividend target at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and were consistent with the methodologies used to develop the market data.  For the 2009 grant of stock options and the performance dividend target established for the 2009 - 2012 performance-measurement period, this value was $4.94 per stock option granted.  In the long-term column, approximately 36% of the value shown is attributable to stock options and approximately 64% is attributable to performance dividends.  The value of stock options, with the associated performance dividends, declined from 2008.  In 2008 and 2009, the value of the dividend equivalents was 10% of the value of the average daily Common Stock price or the stock option grant date, but the value of stock options declined from 12% to 5.7%.  In 2008, performance dividends represented 45% of the long-term target value and stock options represented 55% of that value.

As discussed above, the Compensation Committee targets total target compensation opportunities for executives as a group at market.  Therefore, some executives may be paid somewhat above and others somewhat below market.  This practice allows for minor differentiation based on time in the position, scope of responsibilities, and individual performance.  The differences in the total pay opportunity for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions.  The average total target compensation opportunities for the named executive officers were at the median of the market data described above.  Because of the use of market data from a large number of peer companies for positions that are not identical in terms of scope of responsibility from company to company, we do not consider slight differences material and continue to believe that our compensation program is market-appropriate.  Generally, we consider compensation to be within an appropriate range if it is not more or less than 10% of the applicable market data.

In 2008, the Compensation Committee received a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies.  The results indicated that our overall executive benefits program was at market.  Because this data does not change significantly year over year, this study is only updated every few years.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2009 Base Salary

With the exception of Mr. McCrary, the named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above.  Mr. McCrary’s total target compensation opportunity, including base salary, is not within a position level band.  It is set directly by the Compensation Committee using the above-described market data for specific positions similar in scope and responsibility in the market peer companies listed above.  Consistent with the broad-based program for 2009, there were no base salary adjustments for the named executive officers.

2009 Performance-Based Compensation

This section describes our performance-based compensation program in 2009.  The Compensation Committee approved changes to the program in 2009, to be effective in 2010.  These changes are described in the last section of this CD&A entitled 2010 Executive Compensation Program Changes.

Achieving Operational and Financial Goals — Our Guiding Principle for Performance-Based Compensation

Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits Southern Company’s stockholders in the short and long term.

In 2009, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting energy demand with the best economic and environmental choices.

In 2009, we also focused on and rewarded:

•	Southern Company EPS growth;

•	Company ROE in the top quartile of comparable electric utilities;

•	Common Stock dividend growth;

•	Long-term, risk-adjusted Southern Company total shareholder return; and

•	Financial integrity — an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating.

The performance-based compensation program is designed to encourage the Company to achieve these goals.

The Southern Company Chief Executive Officer, with the assistance of Southern Company’s Human Resources staff, recommends to the Compensation Committee program design and award amounts for senior executives, including the named executive officers.

2009 Annual Performance Pay Program

Program Design
The Performance Pay Program is Southern Company’s annual performance-based compensation program.  Almost all employees of the Company are participants, including the named executive officers.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the annual Performance Pay Program goal structure for 2009 is provided below.

•
Operational goals for 2009 were safety, customer satisfaction, plant availability, transmission and distribution system reliability, and inclusion.  Each of these operational goals is explained in more detail under Goal Details below.  The result of all operational goals is averaged and multiplied by the bonus impact of the EPS and business unit financial goals.  The amount for each goal can range from 0.90 to 1.10 or can be 0.00 if a threshold performance level is not achieved as more fully described below.  The level of achievement for each operational goal is determined and the results are averaged.

•
Southern Company EPS is weighted at 50% of the financial goals.  EPS is defined as earnings from continuing operations divided by average shares outstanding during the year.  The EPS performance measure is applicable to all participants in the Performance Pay Program, including the named executive officers.

•
Business unit financial performance is weighted at 50% of the financial goals.  The Company’s financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year.  For Southern Company’s generation business unit (Southern Company Generation), it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies: Georgia Power Company, Gulf Power Company, and Mississippi Power Company.   Mr. Stewart is an executive officer of both the Company and Southern Company Generation

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the earnings goal was established and of sufficient magnitude to warrant recognition. The Compensation Committee made an adjustment in 2009 to eliminate the effect of a $202 million charge to Southern Company’s earnings taken in 2009. The charge related to the settlement agreement with MC Asset Recovery, LLC (MCAR) to resolve an action which arose out of the bankruptcy proceeding of Mirant Corporation, a former subsidiary of Southern Company, until its spin-off in April 2001. The settlement included an agreement by Southern Company to pay MCAR $202 million, which was paid in mid-2009. This adjustment increased the average payout for 2009 performance by approximately 30%.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund its Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals:

Customer Satisfaction – The Company uses customer satisfaction surveys to evaluate its performance.  The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages.  Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest.  The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety – Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment.  The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity – The inclusion program seeks to improve our inclusive workplace.  This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles, and supplier diversity.

The Company and Southern Company capital expenditures “gate” or threshold goal – For 2009, Southern Company strived to manage total capital expenditures for the participating business units at or below approximately $4.5 billion, excluding nuclear fuel, and the Company strived to manage such expenditures at or below $1.47 billion.  If Southern Company’s or the Company’s capital expenditure target is exceeded, total operational goal performance is capped at 0.90 regardless of the actual operational goal results.  Adjustments to the goal may occur due to significant events not anticipated in the Company’s or Southern Company’s business plans established early in 2009, such as acquisitions or disposition of assets, new capital projects, and other events.

Southern Company Generation also has an operations and maintenance cost performance goal.

The range of performance levels established for the operational goals is detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability – Company and Southern Company Generation (%)	Safety - Company/ Southern Company Generation	Inclusion	Southern Company Generation O&M Expenditures (Variance from Budget) (%)
Maximum (1.10)	Top quartile for each customer segment	Improve historical performance	2.00	0.62/0.20	Significant improvement	0
Target (1.00)	Top quartile overall	Maintain historical performance	2.75	0.988/0.410	Improve	+/-1.25
Threshold (0.90)	2nd quartile overall	Below historical performance	3.75	1.373/0.510	Below expectations	+/-2.50
0 Trigger	At or below median	Significant issues	6.00	Each quarter at threshold or below/>0.62	Significant issues	+/-10.0

EPS and Business Unit Financial Performance:
The range of EPS and business unit financial goals for 2009 is shown below.  The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.
Level of Performance	Southern Company EPS, excluding MCAR Settlement Impact	Business unit financial performance/ ROE	Payout Factor	Payout Factor at Associated Level of Operational Goal Achievement	Payout Below Threshold for Operational Goal Achievement
Maximum	$2.50	13.7%	2.00	2.20	0.00
Target	$2.375	12.7%	1.00	1.00	0.00
Threshold	$2.25	11.00%	0.01	0.01	0.00
Below threshold	<$2.25	<11.00%	0.00	0.00	0.00

2009 Achievement

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2009.  Targets are set as a percentage of base salary.  Mr. McCrary’s target was set at 75%.  For Messrs. Beattie and Crosswhite, it was set at 50%, and for Messrs. Stewart and Spencer, it was set at 55%.  The gate goal targets were not exceeded and therefore did not affect payouts.  Actual 2009 goal achievement is shown in the following table.  The EPS result shown in the table is adjusted for the MCAR settlement charge taken in 2009 as described above.  Therefore, payouts were determined using EPS performance results that differed from the results reported by Southern Company, which was $2.07 per share.
Business Unit	Operational Goal Multiplier (A)	EPS, Excluding MCAR Settlement Impact	EPS Goal Performance Factor (50% Weight)	Business Unit Financial Performance	Business Unit Financial Performance Factor (50% Weight)	Total Weighted Financial Performance Factor (B)	Total Payout Factor (AxB)
The Company	1.08	$2.32	0.57	13.27%	1.57	1.07	1.17
Southern Company Generation	1.08	$2.32	0.57	Corporate Average	0.90	0.73	0.79

Note that the Total Payout Factor may vary from the Total Weighted Financial Performance Factor multiplied by the Operational Goal Multiplier due to rounding.  To calculate the Performance Pay Program amount, the target opportunity  is multiplied by the Total Payout Factor.

For the Company, actual performance, as adjusted, exceeded the target performance levels established by the Compensation Committee in early 2009; therefore, the payout levels also exceeded the target pay opportunities that were established.  For Southern Company Generation, actual performance was below the target performance levels.  More information on how the target pay opportunities are established is provided under the Market Data section in this CD&A.

The table below shows the pay opportunity set in early 2009 for the annual Performance Pay Program payout at target-level performance and the actual payout based on the actual performance, as adjusted, shown above.
Name	Target Annual Performance Pay Program Opportunity ($)	Actual Annual Performance Pay Program Payout ($)
C. D. McCrary	496,681	581,117
A. P. Beattie	144,534	169,105
M. A. Crosswhite	149,057	174,397
S. R. Spencer	208,553	244,007
J. L. Stewart	195,135	154,157

Stock Options
Options to purchase Common Stock are granted annually and were granted in 2009 to the named executive officers and approximately 1,200 other employees of the Company.  Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term.  The Compensation Committee changed the stock option vesting provisions associated with retirement for stock options granted in 2009 to the executive officers of Southern Company, including Mr. McCrary.  For these grants made in 2009, unvested options are forfeited if he retires and accepts a position with a peer company within two years of retirement.  The Compensation Committee made this change to provide more retention value to the stock option awards, to provide an inducement to not seek a position with a peer company, and to limit the post-termination compensation of executive officers of Southern Company who do accept positions with a peer company.

As described in the Market Data section above, the Compensation Committee established a target long-term performance-based compensation value for each named executive officer. The number of stock options granted, with associated performance dividends, was determined by dividing that long-term value by the value of a stock option with associated performance dividends. The value of each stock option was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating that amount are discussed in Note 8 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (2009 Annual Report).  For 2009, the Black-Scholes value on the grant date was $1.80 per stock option.  As described in the Market Data section above, the value of the associated performance dividends was $3.14 per stock option which was 10% of the Common Stock price on the grant date. Therefore, the target value of each stock option, with associated performance dividends, was $4.94 per stock option. The calculation of the 2009 stock option grants for the named executive officers is shown below.

Name	Long-Term Value ($)	Value Per Stock Option ($)	Number of Stock Options Granted
C. D. McCrary	1,185,412	4.94	239,962
A. P. Beattie	202,348	4.94	40,961
M.A. Crosswhite	208,680	4.94	42,242
S. R. Spencer	322,309	4.94	65,244
J. L. Stewart	301,573	4.94	61,047

More information about the stock option program is contained in the Grants of Plan-Based Awards table and the information accompanying it.

Performance Dividends
All option holders, including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year.  Performance dividends can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year.  Actual payout will depend on Southern Company’s total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies.  The peer group is determined at the beginning of each four-year performance-measurement period.  The peer group varies from the Market Data peer group due to the timing and criteria of the peer selection process.  The peer group for performance dividends is set by the Compensation Committee at the beginning of the four-year performance-measurement period.  However, despite these timing differences, there is substantial overlap in the companies included.

Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.  In the final year of the performance-measurement period, Southern Company’s ranking in the peer group is determined at the end of each quarter and the percentile ranking is multiplied by the actual Common Stock dividend paid in that quarter.  To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned are added together.

No performance dividends are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2009 Payout

The peer group used to determine the 2009 payout for the 2006-2009 performance-measurement period consisted of utilities with revenues of $1.2 billion or more with regulated revenues of 60% or more.  Those companies are listed below.

Allegheny Energy, Inc.	Entergy Corporation	Pinnacle West Capital Corp.
Alliant Energy Corporation	Exelon Corporation	Progress Energy, Inc.
Ameren Corporation	FPL Group, Inc.	SCANA Corporation
American Electric Power Company, Inc.	NiSource Inc.	Sempra Energy
CenterPoint Energy, Inc.	Northeast Utilities	Westar Energy Corporation
CMS Energy Corporation	NSTAR	Wisconsin Energy Corporation
Consolidated Edison, Inc.	NV Energy, Inc.	Xcel Energy Inc.
DPL, Inc.	Pepco Holdings, Inc.
Edison International	PG&E Corporation

The scale below determined the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2009 based on performance during the 2006-2009 performance-measurement period.  Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company’s total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period ending with 2009, was the  83rd, 83rd, 53rd, and 38th percentile, respectively, resulting in a total payout of 64% of the full year’s Common Stock dividend, or $1.10.  This amount was multiplied by each named executive officer’s outstanding stock options at December 31, 2009 to calculate the payout under the program.  The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2012 Opportunity

The Compensation Committee selected two peer groups for the 2009-2012 performance-measurement period (which will be used to determine the 2012 payout amount).  The results of the two peer groups will be averaged to determine the payment level.  One peer group selected is a published index, the Philadelphia Utility Index. The other peer group (custom peer group) is a group of companies that Southern Company believes are similar to Southern Company in terms of business models, including a mix of regulated and non-regulated revenues.

The companies in the Philadelphia Utility Index are listed below.

Ameren Corporation	Exelon Corporation
American Electric Power Company, Inc.	FirstEnergy Corp.
CenterPoint Energy, Inc.	FPL Group, Inc.
Consolidated Edison, Inc.	Northeast Utilities
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources Inc.	Progress Energy, Inc.
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
Entergy Corporation

The companies in the custom peer group are listed below.

American Electric Power Company, Inc.	PG&E Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
Duke Energy Corporation	Wisconsin Energy Corporation
Northeast Utilities	Xcel Energy Inc.
NSTAR

The scale below will determine the percentage of each quarter’s dividend paid in the last year of the performance-measurement period to be paid on each option held at December 31, 2012, based on the 2009-2012 performance-measurement period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

See the Grants of Plan-Based Awards table and the accompanying information for more information about threshold, target, and maximum payout opportunities for the 2009-2012 Performance Dividend Program.

Southern Excellence Awards
The Southern Company Chief Operating Officer approved a discretionary award to Mr. Stewart for superior leadership of a corporate initiative.

Timing of Incentive Compensation

As discussed above, Southern Company EPS and the Company’s financial performance goals for the 2009 annual Performance Pay Program were established at the February 2009 Compensation Committee meeting.  Annual stock option grants also were made at that meeting.  The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material non-public information.  This procedure was consistent with prior practices.  Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee.  The exercise price of options granted to employees in 2009 was the closing price of the Common Stock on the grant date or last trading day before the grant date, if the grant date was not a trading day.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers.

Retirement Benefits
Generally, all full-time employees of the Company, including the named executive officers, participate in our funded Pension Plan after completing one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  We also provide unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. (These plans are the Supplemental Benefit Plan and the Supplemental Executive Retirement Plan that are described in the chart on page 15.)  See the Pension Benefits table and the information accompanying it for more information about pension-related benefits.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the Deferred Compensation Plan.  See the Nonqualified Deferred Compensation table and the information accompanying it for more information about the Deferred Compensation Plan.

Mr. Crosswhite also has an agreement that increases his retirement benefits to a level as if he has 15 additional years of service.  Mr. Crosswhite was hired by an affiliate of the Company after providing many years of service to the Company and its affiliates while associated with a law firm.  The agreement was provided as a hiring incentive and continues to provide a retention incentive.  More information about this agreement is included in the Pension Benefits table and the Potential Payment upon Termination or Change in Control section.

Change-in-Control Protections
The Compensation Committee initially approved the change-in-control protection program in 1998. The program provided some level of severance benefits to all employees not part of a collective bargaining unit, if the conditions of the program were met, as described below. The Compensation Committee established this program and the levels of severance amount in order to provide certain compensatory protections to officers upon a change in control and thereby allow them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general would minimize disruption during a pending or anticipated change in control. For all participants, payment and vesting would occur only upon the occurrence of both an actual change in control and loss of the individual’s position.  In 2009, the Compensation Committee directed Towers Perrin to review best practices for change-in-control programs and directed management to recommend any necessary changes to the program to meet those best practices. The review of the program was completed in 2009 and changes were made effective in late 2009.

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.”  This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment.

If the conditions described above are met, the named executive officers are entitled to severance payments equal to one or three times their base salary plus the annual performance-based compensation amount assuming target-level performance.  Most officers in the Southern Company system, including the Company’s named executive officers, are entitled to severance payments equal to one or three times their base salary plus the annual Performance Pay Program amount assuming target-level performance.  Mr. McCrary is entitled to the larger amount.

Prior to the changes made in 2009, the named executive officers, other than Mr. McCrary, were entitled to severance payments of two times their base salary plus the target-level annual Performance Pay Program amount.  The changes made in 2009 also eliminated the broad-based change-in-control severance program.

More information about post-employment compensation, including severance arrangements under our change-in-control program, is included in the section entitled Potential Payments upon Termination or Change in Control.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of vice president or above.  All of the named executive officers are covered by the requirements.  The guidelines were implemented to further align the interest of officers and Southern Company’s stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan.  One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled.

The requirements are expressed as a multiple of base salary as per the table below.

Name	Multiple of Salary Without Counting Stock Options	Multiple of Salary Counting 1/3 Of Vested Options
C. D. McCrary	3 Times	6 Times
A. P. Beattie	2 Times	4 Times
M. A. Crosswhite	2 Times	4 Times
S. R. Spencer	3 Times	6 Times
J. L. Stewart	1.5 Times	3 Times

The guideline amount is reduced by one-half when a participant reaches age 60.  Mr. Stewart is 60.

Current officers have until September 30, 2011 to meet the applicable ownership requirement.  Newly-elected officers have five years from the date of their election to meet the applicable ownership requirement.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the tax deductibility of Mr. McCrary’s compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by Southern Company’s stockholders.  Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which most of our incentive compensation is paid.  For tax purposes, in order to ensure that annual performance-based compensation and performance dividend payouts are fully deductible under Section 162(m) of the Code, in February 2009, the Compensation Committee approved a formula that represented a maximum annual performance-based compensation amount payable and the maximum performance dividend amount payable for the 2009-2012 performance-measurement period. For 2009 performance, the Compensation Committee used (for annual performance-based compensation), or will use (for performance dividends), negative discretion from those amounts to determine the actual payouts pursuant to the methodologies described above. Because our policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Policy on Recovery of Awards

Southern Company’s Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside Directors, will not trade in Southern Company options on the options market and will not engage in short sales.

2010 Executive Compensation Program Changes

In 2009, the Compensation Committee made certain key changes to the performance-based compensation program that affect all employees of the Company, including the named executive officers.  Changes were made to both the annual and long-term performance-based compensation programs.

Annual Performance Pay Program

For annual performance-based compensation to be earned in 2010, the Compensation Committee changed the goal weights and lowered the maximum payout opportunity.  Under the program in effect since 2000, the 2009 goals  were weighted 50% EPS and 50% ROE with an adjustment of plus or minus 10% based on operational goal performance.  The maximum payout opportunity was 220% of the target opportunity.  (For more information, see the description of the Performance Pay Program in the 2009 Performance-Based Compensation section in this CD&A.)  Under the program effective in 2010, the goals are weighted one-third EPS, one-third ROE, and one-third operational goals.  The maximum payout opportunity is reduced to 200% of target.

Long-Term Performance-Based Compensation Program

The long-term performance-based compensation program that has been in effect for many years has consisted of stock options with associated performance dividends.  Effective in 2010, stock options were granted without associated performance dividends.  Performance dividends accounted for approximately 64% of the total long-term performance-based compensation target value for 2009.  In 2010, stock options represent 40% of the total value and a new long-term performance-based compensation component was granted:  performance share units.  Performance share units represent 60% of the total long-term performance-based compensation target value.  A grant date fair value per unit is determined.  For the grant made in 2010, the value per unit was $30.13.  The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers.  Each performance share unit represents one share of Common Stock.  At the end of the three-year performance-measurement period, the number of units will be adjusted up or down (zero to 200%) based on Southern Company’s total shareholder return relative to that of its peers in the Philadelphia Utility Index and the custom peer group.  (The performance metric, performance scale, and the peer groups used for the performance share units is the same as that currently used for performance dividends.)  The number of performance share units earned will be paid in Common Stock.  No dividends or dividend equivalents will be paid or earned on the performance share units.

The Compensation Committee also approved a transition period for the Performance Dividend Program.  There are three performance-measurement periods that are still open: 2007-2010, 2008-2011, and 2009-2012.  For these open periods, the performance at the end of each period will be determined as described above in this CD&A, and the amount earned will be paid on the number of stock options granted prior to 2010 that a participant holds at the end of each period.  Therefore, there will be three additional payouts under the Performance Dividend Program, but the number of stock options payment will be based on will be limited to those granted prior to 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A.  Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement.  The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

J. Neal Purcell, Chair
Henry A. Clark, III
H. William Habermeyer, Jr.
Donald M. James

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2007, 2008, and 2009 by the Chief Executive Officer, the Chief Financial Officer, and the next three most highly-paid executive officers who served in 2009.  Collectively, these officers are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonquali-fied Deferred Compensa-tion Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles D.	2009	687,713	0	0	431,932	1,350,171	1,195,625	48,375	3,713,816
McCrary	2008	656,209	0	0	236,500	1,287,318	639,855	57,386	2,877,268
President, Chief	2007	629,961	0	0	421,612	983,174	1,156,038	58,132	3,248,917
Executive Officer
and Director
Art P. Beattie	2009	300,186	0	0	73,730	347,813	353,943	21,030	1,096,702
Executive Vice	2008	287,001	0	0	51,616	358,854	231,671	22,576	951,718
President, Chief	2007	277,368	0	0	92,906	285,463	315,054	28,335	999,126
Financial Officer
and Treasurer
M. A.	2009	309,580	0	0	76,036	322,422	217,564	28,420	954,022
Crosswhite*	2008	294,884	0	0	53,230	327,213	198,582	35,647	909,556
Executive Vice
President
Steve R. Spencer	2009	393,771	0	0	117,439	450,282	478,761	29,664	1,469,917
Executive Vice	2008	376,102	29,168	0	80,018	447,059	159,870	28,481	1,120,698
President	2007	362,089	0	0	121,280	348,490	290,134	31,778	1,153,771
Jerry L. Stewart	2009	368,438	7,537	0	109,885	396,784	560,432	32,316	1,475,392
Senior Vice	2008	351,218	1,000	0	74,871	502,035	245,443	31,772	1,206,339
President	2007	334,617	35,000	0	132,837	378,021	556,289	49,076	1,485,840

*Mr. Crosswhite became Executive Vice President of External Affairs effective February 1, 2008.

Column (d)

Mr. Stewart received a Southern Excellence Award in 2009.

Column (e)

No equity-based compensation has been awarded to the named executive officers, or any other employee of the Company, other than Option Awards which are reported in column (f).

Column (f)

This column reports the aggregate grant date fair value.  See Note 8 to the financial statements in the 2009 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and the Performance Dividend Program attributable to performance periods ended December 31, 2009 that are discussed in the CD&A.  The amounts paid under each program to the named executive officers are shown below.

Name	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
C. D. McCrary	581,117	769,054	1,350,171
A. P. Beattie	169,105	178,708	347,813
M. A. Crosswhite	174,397	148,025	322,422
S. R. Spencer	244,007	206,275	450,282
J. L. Stewart	154,157	242,627	396,784

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) during 2007, 2008, and 2009. The amount included for 2007 is the difference between the actuarial present values of the Pension Benefits measured as of September 30, 2006 and September 30, 2007.  However, the amount for 2008 is the difference between the actuarial values of the Pension Benefits measured as of September 30, 2007 and December 31, 2008 - 15 months rather than one year.  September 30 was used as the measurement date prior to 2008, because it was the date as of which Southern Company measured its retirement benefit obligations for accounting purposes.  Starting in 2008, Southern Company changed its measurement date to December 31.  The amount for 2009 is the difference between the actuarial values of the Pension Benefits measured as of December 31, 2008 and December 31, 2009.  The Pension Benefits as of each measurement date are based on the named executive officer’s age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or another Southern Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65.  As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors:  growth in the named executive officer’s Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

The present values of accumulated Pension Benefits as of September 30, 2007 reflect new provisions regarding the form and timing of payments from the supplemental pension plans.  Those changes brought those plans into compliance with Section 409A of the Code.  The key change was to the form of payment.  Instead of providing monthly payments for the lifetime of each named executive officer and his spouse, these plans will pay the single sum value of those benefits for an average lifetime in 10 annual installments.  The present value of accumulated benefits prior to September 30, 2007 reflects supplemental pension benefits being paid monthly for the lifetimes of the named executive officers and their spouses.  The 2007 change in pension value reported in column (h) for each named executive officer is greater than what it otherwise would have been due to the change in the form of payment.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2009, see the information following the Pension Benefits table.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP).  There were no above-market earnings on deferred compensation in 2009.  For more information about the DCP, see the Nonqualified Deferred Compensation table and information accompanying it.

The table below itemizes the amounts reported in this column.
Name	Year	Change in Pension Value ($)	Above-Market Earnings on Deferred Compensation ($)	Total ($)
C. D. McCrary	2009	1,195,625	0	1,195,625
	2008	639,855	0	639,855
	2007	1,150,499	5,539	1,156,038
A. P. Beattie	2009	353,943	0	353,943
	2008	231,671	0	231,671
	2007	313,377	1,677	315,054
M. A. Crosswhite	2009	217,564	0	217,564
	2008	198,582	0	198,582
S. R. Spencer	2009	478,761	0	478,761
	2008	159,870	0	159,870
	2007	290,134	0	290,134
J. L. Stewart	2009	560,432	0	560,432
	2008	245,443	0	245,443
	2007	547,374	8,915	556,289

Column (i)

This column reports the following items: perquisites; tax reimbursements by the Company on certain perquisites; the Company’s contributions in 2009 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code, and contributions in 2009 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP).  The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2009 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
C. D. McCrary	15,236	0	10,561	22,578	48,375
A. P. Beattie	4,569	3,023	10,623	2,815	21,030
M. A. Crosswhite	6,694	6,356	12,076	3,294	28,420
S. R. Spencer	6,457	5,066	10,554	7,587	29,664
J. L. Stewart	9,931	4,037	12,053	6,295	32,316

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers.  The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $9,780 per year, after the initial year that the benefit is provided.  In the initial year the amount is $15,000.  The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Company-Provided Club Memberships.  The Company provides club memberships to certain officers, including all of the named executive officers.  The memberships are provided for business use; however, personal use is permitted.  The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use.  Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel.    If seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight.  However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel and no amounts are included for such travel.  Any additional expenses incurred that are related to family travel are included.  Also, for Mr. McCrary only, effective in 2009, limited personal use that is associated with business travel is permitted.  The amount reported is the incremental cost of providing the benefit – primarily fuel costs.

Home Security Systems.  The Company pays for the services of third-party providers for the installation, maintenance, and monitoring of certain named executive officers’ home security systems.

Other Miscellaneous Perquisites.  The amount included reflects the full cost of providing the following items:  personal use of Company-provided tickets for sporting and other entertainment events, and gifts distributed to and activities provided to attendees at Southern Company-sponsored events.

For Mr. McCrary, effective in 2009, tax reimbursements are no longer made on perquisites, except on any relocation benefits.

GRANTS OF PLAN-BASED AWARDS MADE IN 2009

This table provides information on stock option grants made and goals established for future payouts under the Company’s performance-based compensation programs during 2009 by the Compensation Committee.  In this table, the annual Performance Pay Program and the performance dividend amounts are referred to as PPP and PDP, respectively.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value Of Stock and Option Awards ($) (h)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
C. D. McCrary	2/16/2009	PPP PDP	4,470 30,238	496,681 604,756	1,092,698 1,209,512	239,962	31.39	431,932
A. P. Beattie	2/16/2009	PPP PDP	1,301 7,026	144,534 140,530	317,975 281,059	40,961	31.39	73,730
M. A. Crosswhite	2/16/2009	PPP PDP	1,342 5,820	149,057 116,401	327,925 232,803	42,242	31.39	76,036
S. R. Spencer	2/16/2009	PPP PDP	1,877 8,110	208,553 162,207	458,817 324,415	65,244	31.39	117,439
J. L. Stewart	2/16/2009	PPP PDP	1,756 9,540	195,135 190,793	429,297 381,586	61,047	31.39	109,885

Columns (c), (d), and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2009 to be paid for certain levels of performance as of December 31, 2009 under the annual Performance Pay Program.  Under that program, the Compensation Committee assigns each named executive officer a target opportunity, expressed as a percentage of base salary, which is paid for target-level performance under the program.  The target opportunities established for the named executive officers for 2009 performance were 75% for Mr. McCrary, 55% for Messrs. Spencer and Stewart, and 50% for Messrs. Beattie and Crosswhite.  The payout for threshold performance was set at a determined amount of less than 0.01 times of the target opportunity and the maximum amount payable was set at 2.20 times the target.  The amount paid to each named executive officer under the annual Performance Pay Program for actual 2009 performance is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and is itemized in the notes following that table.  More information about the program, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

Southern Company also has a long-term performance-based compensation program, the Performance Dividend Program.  It pays performance-based dividend equivalents based on Southern Company’s total shareholder return (TSR) compared with the TSR of its peer companies over a four-year performance-measurement period.  The Compensation Committee establishes the level of payout for prescribed levels of performance over the performance-measurement period.

In February 2009, the Compensation Committee established the Performance Dividend Program goal for the four-year performance-measurement period beginning on January 1, 2009 and ending on December 31, 2012.  The amount earned in 2012 based on the performance for 2009-2012 will be paid following the end of the period.  However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance-measurement period.  Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

The Performance Dividend Program pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance-measurement period.  It can range from approximately 2.5% for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile.  That amount is then paid per option held at the end of the four-year period.  The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the last year of the 2009-2012 performance-measurement period will be based on (1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2012, (2) the actual dividend, if any, paid in 2012 to Southern Company’s stockholders, and (3) the number of options granted prior to 2010 held by the named executive officers on December 31, 2012.

The number of options held on December 31, 2012 will be affected by the number of options, if any, exercised by the named executive officers prior to December 31, 2012.  None of these components necessary to calculate the range of payout under the Performance Dividend Program for the 2009-2012 performance-measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d), and (e) were calculated based on the number of options held by the named executive officers on December 31, 2009, as reported in columns (b) and (c) of the Outstanding Equity Awards at 2009 Fiscal Year-End table, and the Common Stock dividend of $1.73 per share paid to Southern Company’s stockholders in 2009.  These factors are itemized below.
Name	Stock Options Held as of December 31, 2009 (#)	Performance Dividend Per Option Paid at Threshold Performance ($)	Performance Dividend Per Option Paid at Target Performance ($)	Performance Dividend Per Option Paid at Maximum Performance ($)
C. D. McCrary	699,140	0.04325	0.86500	1.7300
A. P. Beattie	162,462	0.04325	0.86500	1.7300
M. A. Crosswhite	134,568	0.04325	0.86500	1.7300
S. R. Spencer	187,523	0.04325	0.86500	1.7300
J. L. Stewart	220,570	0.04325	0.86500	1.7300

More information about the Performance Dividend Program is provided in the CD&A.

Columns (f) and (g)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant.  Also, grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

The Compensation Committee granted these stock options to the named executive officers at its regularly-scheduled meeting on February 16, 2009.  Under the terms of the Omnibus Incentive Compensation Plan, the exercise price was set at the closing price ($31.39 per share) on the last trading day prior to the grant date, which was February 13, 2009.

Column (h)

The value of stock options granted in 2009 was derived using the Black-Scholes stock option pricing model.  The assumptions used in calculating these amounts are discussed in Note 8 to the financial statements in the 2009 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2009.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
C. D. McCrary	71,424 86,454 99,178 68,222 33,263 00	0 0 0 34,111 66,526 239,962	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
A. P. Beattie	12,871 11,514 11,091 21,558 20,138 15,033 7,260 0	0 0 0 0 0 7,517 14,519 40,961	0	25.26 27.975 29.50 32.70 33.81 36.42 35.78 31.39	02/15/2012 02/14/2013 02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
M. A. Crosswhite	13,131 17,660 16,497 15,052 7,487 0	0 0 0 7,526 14,973 42,242	0	28.71 32.70 33.81 36.42 35.78 31.39	05/03/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019
S. R. Spencer	30,687 28,392 19,625 11,255 0	0 0 9,812 22,508 65,244	0	32.70 33.81 36.42 35.78 31.39	02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0
J. L. Stewart	32,224 32,814 30,652 21,495 10,531 0	0 0 0 10,747 21,060 61,047	0	29.50 32.70 33.81 36.42 35.78 31.39	02/13/2014 02/18/2015 02/20/2016 02/19/2017 02/18/2018 02/16/2019	0	0	0	0

Stock options vest one-third per year on the anniversary of the grant date.  Options granted from 2002 through 2006 with expiration dates from 2012 through 2016 were fully vested as of December 31, 2009.  The options granted in 2007, 2008, and 2009 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2007	February 19, 2017	February 19, 2010
2008	February 18, 2018	February 18, 2011
2009	February 16, 2019	February 16, 2012

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier.  Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

OPTION EXERCISES AND STOCK VESTED IN 2009

None of the named executive officers exercised stock options in 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
C. D. McCrary	0	0	–	–
A. P. Beattie	0	0	–	–
M. A. Crosswhite	0	0	–	–
S. R. Spencer	0	0	–	–
J. L. Stewart	0	0	–	–

PENSION BENEFITS AT 2009 FISCAL YEAR-END
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
C. D. McCrary	Pension Plan SBP-P SERP	35.00 35.00 35.00	968,854 4,332,918 1,413,552	0 0 0
A. P. Beattie	Pension Plan SBP-P SERP	32.92 32.92 32.92	777,695 648,529 323,969	0 0 0
M. A Crosswhite	Pension Plan SBP-P SERP Supplemental Pension Benefit Agreement	4.92 4.92 4.92 15.00	75,026 60,482 34,611 577,414	0 0 0 0
S. R. Spencer	Pension Plan SBP-P SERP	30.83 30.83 30.83	690,697 1,055,328 414,420	0 0 0
J. L. Stewart	Pension Plan SBP-P SERP	35.92 35.92 35.92	1,100,732 1,627,942 656,887	0 0 0

The named executive officers earn employer-paid pension benefits from three integrated retirement plans.  More information about pension benefits is provided in the CD&A.  The Company also has an individual agreement with Mr. Crosswhite that provides additional pension benefits.

Pension Plan

The Pension Plan is a tax-qualified, funded plan.  It is Southern Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service.  Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation.  The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below.  Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits.  The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200.  The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant’s last 10 calendar years of service are averaged to derive final average pay.  The pay considered for this formula is the base rate of pay reduced for any voluntary deferrals.  A statutory limit restricts the amount considered each year; the limit for 2009 was $245,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation.  For this formula, the final average pay computation is the same as above, but annual cash incentives paid during each year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of participation.  Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement.  However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.  For example, 64% of the formula benefits are payable starting at age 55.  As of December 31, 2009, Mr. Crosswhite was not retirement-eligible.

The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime.  At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse.  A reduction applies if a retiring participant chooses a payment form other than a single life annuity.  The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree’s life.

Participants vest in the Pension Plan after completing five years of service. All the named executive officers are vested in their Pension Plan benefits.  Participants who terminate employment after vesting can elect to have their pension benefits commencing at age 50 if they participated in the Pension Plan for 10 years.  If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed, benefits will be paid to a surviving spouse.  A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death.  Payments to a surviving spouse of a participant who could have retired will begin immediately.  Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50.  After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life.  Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes.  The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments.  Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified.  This plan provides to highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits and voluntary pay deferrals.  The SBP-P’s vesting, early retirement, and disability provisions mirror those of the Pension Plan.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored.  When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value.  It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime.  The discount rate used in the calculation is based on the 30-year Treasury yields for the September preceding the calendar year of separation, but not more than 6%.  Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation.  If the terminating participant is retirement eligible, the single sum value will be paid in 10 annual installments starting shortly after separation.  The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.  If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement.  If a vested participant’s death occurs prior to age 50, the installments will be paid to a survivor as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP also is an unfunded retirement plan that is not tax qualified.  This plan provides to highly- paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives.  To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their incentives to the extent they exceed 15% of those base rates (ignoring statutory limits and pay deferrals).  This final average pay is used in the 1.7% offset formula to derive a gross benefit.  The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.  The SERP’s early retirement, survivor benefit, and disability provisions mirror the SBP-P’s provisions.  However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming eligible to retire.  More information about vesting and payment of SERP benefits following a change in control is included in the section entitled Potential Payments upon Termination or Change in Control.

Supplemental Pension Benefit Agreements

Supplemental Pension Benefit Agreements provide additional pension benefits.  These agreements provide certain executives the benefits that Southern Company’s other three pension plans would pay if the participant had worked additional years.  These agreements are usually entered into on an as needed basis to attract and retain officers who are hired in the middle of their careers. The number of additional years of service is most often based on periods of relevant employment with another entity.  For example, service may be awarded for employment with an accounting or law firm that provided service to Southern Company, as was the case for Mr. Crosswhite.

The following assumptions were used in the present value calculations:

•	Discount rate — 5.95% Pension Plan and 5.60% supplemental plans as of December 31, 2009
•	Retirement date — Normal retirement age (65 for all named executive officers)
•	Mortality after normal retirement — RP2000 Combined Healthy with generational projections
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement — None
•	Form of payment for Pension Benefits
o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity
o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity
•	Spouse ages — Wives two years younger than their husbands
•	Annual performance-based compensation earned but unpaid as of the measurement date — 130% of target opportunity percentages times base rate of pay for year incentive is earned
•	Installment determination — 4.25% discount rate for single sum calculation and 5.25% prime rate during installment payment period

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.  Mr. Crosswhite had 5.92 years of employment as of December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2009 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
C. D. McCrary	0	22,578	1,536	0	1,160,512
A. P. Beattie	35,885	2,815	4,540	0	311,176
M. A. Crosswhite	44,724	3,294	1,792	0	86,602
S. R. Spencer	0	7,587	-4,563	0	107,400
J. L. Stewart	0	6,295	31,761	0	1,185,780

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, or other separation from service.  Up to 50% of base salary and up to 100% of performance-based compensation, except stock options, may be deferred, at the election of eligible employees.  All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred – the Stock Equivalent Account and the Prime Equivalent Account.  Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time.  It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income as that of a Southern Company stockholder.  During 2009, the rate of return in the Stock Equivalent Account was (4.83%) which was Southern Company’s TSR for 2009.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks.  The interest rate earned on amounts deferred during 2009 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2009.  The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table.  The amounts of performance-based compensation deferred in 2009 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2008 but not payable until the first quarter of 2009.  These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2009, but not payable until early 2010.  These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP.  Under the Code, employer matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code.  The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP.  The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.  The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses both on compensation the named executive officers elected to defer and on employer contributions under the SBP.  See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (e)

There were no aggregate withdrawals or distributions.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in prior years’ Information Statements.  The chart below shows the amounts reported in prior years’ Information Statements.

Name	Amounts Deferred under the DCP Prior to 2009 and Reported in Prior Years’ Information Statements ($)	Employer Contributions under the SBP Prior to 2009 and Reported in Prior Years’ Information Statements ($)	Total ($)
C. D. McCrary	456,296	154,167	610,463
A. P. Beattie	79,251	9,713	88,964
M. A. Crosswhite	26,843	3,309	30,152
S. R. Spencer	0	52,719	52,719
J. L. Stewart	1,118,319	43,950	1,162,269

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events.  The estimated payments would be made under the terms of Southern Company’s compensation and benefit programs or the change-in-control severance program.  All of the named executive officers are participants in Southern Company’s change-in-control severance program for officers.  The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2009 and assumes that the price of Common Stock is the closing market price on December 31, 2009.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs.  These events also affect payments to the named executive officers under the change-in-control severance program.  No payments are made under the severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason.  (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible – Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.
•	Resignation – Voluntary termination of a named executive officer who is not retirement-eligible.
•	Lay Off – Involuntary termination not for cause of a named executive officer who is not retirement-eligible.
•
Involuntary Termination – Involuntary termination of a named executive officer not for cause.  Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability – Termination of a named executive officer due to death or disability.

Change in Control-Related Events

At the Southern Company or the Company level:
•
Southern Company Change in Control I – Acquisition by another entity of 20% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change in Control II – Acquisition by another entity of 35% or more of Common Stock or, following a merger with another entity, Southern Company’s stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination – A merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.
•
The Company Change in Control – Acquisition by another entity, other than another subsidiary of Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of the Company.

At the employee level:
•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason – Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason.  Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different compensation and benefit elements in connection with the Traditional Termination Events described above.

Program	Retirement/ Retirement-Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Pro-rated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay-Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.
Deferred Compensation Plan (DCP)	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per benefits administration committee’s discretion.	Same as Retirement.
Supplemental Benefit Plan (SBP) - Non-Pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP.	Same as Retirement.

The chart below describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan.  The Pension Plan, the DCP, and the SBP are not affected by change-in-control events.
Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change- in-Control-Related Termination or Voluntary Change-in-Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP-pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change- in-control date paid following termination or retirement.	Same as Southern Company Change in Control II.	Based on type of change-in-control event.

Annual Performance Pay Program	If program is not terminated, then is paid at greater of target or actual performance. If program is terminated within two years of change in control, then pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at target performance level.	If not otherwise eligible for payment, if the program still in effect, pro-rated at target performance level.

Performance Dividend Program	If program is not terminated, then is paid at greater of target or actual performance. If program terminated within two years of change in control, then pro-rated at target performance level.	Same as Southern Company Change in Control I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash.	Vest.

Program	Southern Company Change in Control I	Southern Company Change in Control II	Southern Company Termination or the Company Change in Control	Involuntary Change in Control-Related Termination or Voluntary Change in Control-Related Termination for Good Reason
Severance Benefits	Not applicable.	Not applicable.	Not applicable.
One or three times base salary plus target annual performance-based compensation, plus tax gross-up for the president and chief executive officer if the severance amount exceeds the Code Section 280G - “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.

Outplace-ment Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2009.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2009 under the Pension Plan, the SBP-P, and the SERP are itemized in the chart below.  The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP.  The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2009 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments.  Benefits under the SERP would be forfeited.  The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP.  The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table.  Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table.  All of the named executive officers, except Mr. Crosswhite, were retirement-eligible on December 31, 2009.

Name	Retirement ($)		Resignation or Involuntary Termination ($)	Death (payments to a spouse) ($)
C. D. McCrary	Pension SBP-P SERP	8,253 569,145 185,675	All plans treated as retiring	4,945 569,145 185,675
A. P. Beattie	Pension SBP-P SERP	6,701 90,254 45,086	All plans treated as retiring	4,583 90,254 45,086
M. A. Crosswhite	Pension SBP-P SERP SPBA	0 0 0 0	0 0 0 0	0 0 0 0
S. R. Spencer	Pension SBP-P SERP	5,949 149,200 58,590	All plans treated as retiring	4,304 149,200 58,590
J. L. Stewart	Pension SBP-P SERP	9,167 200,720 80,992	All plans treated as retiring	4,976 200,720 80,992

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments.  Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control.  Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2009 following a change-in-control event, other than a Southern Company Change in Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

Name	SBP-P ($)	SERP ($)	Total ($)
C. D. McCrary	5,691,453	1,856,754	7,548,207
A. P. Beattie	902,535	450,856	1,353,391
M. A. Crosswhite	0	0	0
S. R. Spencer	1,491,996	585,896	2,077,892
J. L. Stewart	2,007,201	809,921	2,817,122

The pension benefit amounts in the tables above were calculated as of December 31, 2009 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.3 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values of the SBP-P and the SERP benefits were based on a 4.25% discount rate as prescribed by the terms of the plans.

Annual Performance Pay Program

Because this section assumes that a termination or change-in-control event occurred on December 31, 2009, there is no amount that would be payable other than what was reported and described in the Summary Compensation Table because actual performance in 2009 exceeded target performance, except for Mr. Stewart.  Because Mr. Stewart’s payout was less than the target amount, the amount that would be payable upon a change in control is the target level amount as reported in the Grants of Plan-Based Awards table.

Performance Dividends

Because the assumed termination date is December 31, 2009, there is no additional amount that would be payable other than the amount reported in the Summary Compensation Table.  As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees.

Stock Options

Stock options would be treated as described in the Termination and Change-in-Control charts above.  Under a Southern Company Termination, all stock options vest.  In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, stock options vest.  There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options.  In that event, the excess of the exercise price and the closing price of the Common Stock on December 31, 2009 would be paid in cash for all stock options held by the named executive officers.  The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company’s stock options.

Name	Number of Options with Accelerated Vesting (#)	Total Number of Options Following Accelerated Vesting under a Southern Company Termination (#)	Total Payable in Cash under a Southern Company Termination without Conversion of Stock Options ($)
C. D. McCrary	340,599	699,140	789,568
A. P. Beattie	62,997	162,462	300,071
M. A. Crosswhite	64,741	134,568	153,010
S. R. Spencer	97,564	187,523	144,947
J. L. Stewart	92,854	220,570	261,261

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above.  There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.  The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Health Benefits

At the end of 2009, Mr. Crosswhite was not retirement-eligible and thus health care benefits would not become available until he reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart.  The estimated cost of providing two years of group health insurance premiums for Mr. Crosswhite is $19,880.

Financial Planning Perquisite

For the named executive officers who are retirement-eligible, an additional year of the Financial Planning perquisite, which is set at a maximum of $9,780 per year, would be provided after retirement.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan.  In addition to the treatment of health benefits, the annual Performance Pay Program, and the Performance Dividend Program described above, the named executive officers are entitled to a severance benefit, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for cause, or they voluntarily terminate for Good Reason.  The severance benefits are not paid unless the named executive officer releases the Company from any claims he may have against the Company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer.  The severance payment is three times the base salary and target payout under the Performance Pay Program for Mr. McCrary and one times that amount for the other named executive officers.  If any portion of the severance payment is an “excess parachute payment” as defined under Section 280G of the Code, the Company will pay Mr. McCrary an additional amount to cover the taxes that would be due on the excess parachute payment – a “tax gross-up.”  However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2009 in connection with a change in control.  There is no estimated tax gross-up included for any of the named executive officers because their respective estimated severance amounts payable are below the amounts considered excess parachute payments under the Code.

Name	Severance Amount ($ )
C. D. McCrary	3,476,769
A. P. Beattie	433,602
M. A. Crosswhite	447,171
S. R. Spencer	587,740
J. L. Stewart	549,927

COMPENSATION PROGRAM RISK

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged.  This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Compensation Committee’s consultant, stock ownership requirements, Southern Company’s compensation governance practices, and Southern Company’s “claw-back” provision.  The assessment was reviewed with the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is made up of non-employee Directors of Southern Company who have never served as executive officers of Southern Company or the Company.  During 2009, none of Southern Company’s or the Company’s executive officers served on the Board of Directors of any entities whose Directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company.  The following table shows the number of shares of Common Stock owned by Directors, nominees, and executive officers as of December 31, 2009.  It is based on information furnished by the Directors, nominees, and executive officers.  The shares owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2009.

		Shares Beneficially Owned Include:

Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Individuals Have Right to Acquire Within 60 Days(3)
Whit Armstrong	20,398	6,307	0
Ralph D. Cook	1,547	1,454	0
David J. Cooper, Sr.	22,547	0	0
John D. Johns	9,638	9,638	0
Patricia M. King	6,802	6,307	0
James K. Lowder	18,033	0	0
Charles D. McCrary	511,472	0	505,903
Malcolm Portera	11,613	11,457	0
Robert D. Powers	7,481	6,307	0
David M. Ratcliffe	2,873,398	0	2,854,768
C. Dowd Ritter	6,802	0	0
James H. Sanford	12,429	0	0
John C. Webb, IV	16,279	6,307	0
James W. Wright	8,718	8,718	0
Art P. Beattie	133,116	0	127,895
Mark A. Crosswhite	165,018	0	163,661
Steve R. Spencer	136,217	0	132,772
Jerry L. Stewart	182,332	0	169,342
Directors, Nominees, and Executive Officers as a group (18 people)	4,143,840	56,495	3,954,341

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. Whit Armstrong is President, Chief Executive Officer, and Chairman of The Citizens Bank, Enterprise, Alabama; Mr. C. Dowd Ritter is Chairman, President, and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama, and Mr. James W. Wright is Chairman of First Tuskegee Bank, Montgomery, Alabama.  During 2009, these banks furnished a number of regular banking services in the ordinary course of business to the Company.  The Company intends to maintain normal banking relations with all the aforesaid banks in the future.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees, including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.